Exhibit 107
Calculation of Filing Fee Tables
Form S-11

RREEF Property Trust, Inc.

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock; Class I Common Stock; Class M-I Common Stock; Class S Common Stock; Class T2 Common Stock	457(o)	—	—	$0	$0.00013810	$0	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Class A Common Stock; Class I Common Stock; Class M-I Stock; Class S Common Stock; Class T2 Common Stock	415(a)(6)	—	—	$1,950,000,000	—	—	S-11	333-268995	August 10, 2023	$236,340

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Total Offering Amounts					$1,950,000,000		0
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due							$0